Exhibit 10.13

______, 2014

Re:	Independent Board of Directors Agreement

Dear __________:

The board of directors (“Board”) of Cardax, Inc. (“Cardax”) is delighted to invite you to join the Board as an independent director. Cardax and you have discussed information regarding Cardax, its subsidiary and their businesses and Cardax has provided to you all of the information that you have requested prior to the date of this letter (this “Agreement”). This Agreement and the documents or policies that are referenced in this Agreement constitute the material terms of your agreement to serve as an independent member of the Board and the related positions described below.

1. Term.

1.1. Your term as a member of the Board shall commence on the date confirmed by the Board and continue to the next annual meeting of the stockholders of Cardax or until your successor is duly elected and qualified, subject in all regards to the provisions of the bylaws of Cardax.

1.2. You may resign your position at any time upon notice to the Chairman of the Board. You will endeavor to provide at least five (5) business days prior written notice of any resignation.

1.3. You agree to promptly resign if requested by a majority of the full Board (other than you), whether or not such request is for cause or not for cause.

1.4. You understand that the Nominating Committee of the Board shall determine, in accordance with its policies and its committee charter, those individuals that will be nominated to serve as a director.

2. Related Positions.

2.1. You shall also serve as a director of Cardax Pharma, Inc., the wholly owned subsidiary of Cardax, and certain committees of the Board as mutually determined from time to time by you and the Board.

2.2. Any removal, resignation or other event that causes a separation of you as a member of the Board shall be deemed a removal, resignation or separation of you in all related positions with Cardax and its subsidiaries, unless otherwise expressly provided.

3. Compensation.

3.1. Your compensation shall be the sum of: (i) $175,000 per annum, plus (ii) $10,000 per annum for each committee of the Board that you serve or $25,000 per annum if you serve as the chair of such committee of the Board.

3.2. All such compensation payable under this Agreement is or will be provided by Cardax issuing you shares of its common stock, par value $0.001 per share, which such shares of common stock are subject to a risk of forfeiture. The number of shares of common stock that will be issued to you by Cardax will be equal to the amount of compensation to be paid to you by Cardax on the applicable date divided by the average closing price per share of common stock for the 20 trading days ending on the trading day that is immediately prior to such date on the OTCQB (or other trading market if applicable). All of your shares issued under this Agreement shall vest quarterly in arrears commencing on June 1, 2014. Upon your resignation, removal or any other event that causes your separation with Cardax, you shall retain the ownership of your shares of such common stock that have vested and you shall have forfeited all other such shares of common stock in exchange for the aggregate par value thereof. The certificate or certificates representing the shares of such common stock shall evidence this risk of forfeiture and you agree that each certificate that represents such shares of common stock that have not vested may be held by Cardax and that this Agreement shall constitute an irrevocable stock power for the transfer and assignment to Cardax of all such unvested shares of common stock on the date of your resignation, removal or other separation from Cardax. You will not transfer or assign any shares of such common stock that have not vested or any interest therein.

3.3. You agree that you are an independent contractor and responsible for the payment of all income and other applicable taxes arising from or related to the compensation paid or payable by Cardax under the terms of this Agreement.

3.4. You agree that you will timely and duly file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, for each issuance to you of shares of common stock under the terms of this Agreement.

4. Cardax Policies. You agree to comply with: (i) all of the applicable policies of Cardax, including without limitation, the following: Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, FCPA Policy, Related Party Transaction Policy and the Whistleblower Policy; (ii) all obligations of a director of a Delaware corporation; and (iii) all obligations applicable to you under applicable securities laws.

5. Indemnification. Cardax shall indemnify you in accordance with the same terms and conditions as it indemnifies other directors of Cardax and you shall be covered under the directors and officers insurance policy that is maintained by Cardax.

We are delighted that you have agreed to join the Board.

Sincerely,

Nicholas Mitsakos, Executive Chairman

Accepted and Agreed

on the date first written above